SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as
     permitted by Rule 14a-6(e)(2)
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[ x] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x] No fee required.
[  ] Fee computed on table below per Exchange Act Rules
     14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
         Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

     On December 30, 1996, the Board of Directors (the "Board") of Golden Isles Financial Holdings, Inc. (the "Company") met to determine how to respond to the December 23, 1996, Request Solicitation Statement to Shareholders of Golden Isles Financial Holdings, Inc. (the "Request Solicitation") furnished by Gregory S. Junkin, the Company's former Chairman and Chief Executive Officer ("Mr. Junkin"), Paul D. Lockyer, the Company's former President and Chief Financial Officer ("Mr. Lockyer"), and Scott A. Junkin (collectively, the "Junkin Group"). In the Request Solicitation, the Junkin Group seeks to obtain shareholder requests sufficient to call a special meeting of the Company's shareholders (the "Special Meeting"). By a 6-2 vote, with Mr. Junkin and Mr. Lockyer voting against the motion, the Board resolved to oppose the Request Solicitation. As a result, the Board, on behalf of the Company, have distributed a letter dated January 3, 1997, to the Company's shareholders (the "Board Letter") expressing the Company's opposition to the Special Meeting, particularly in light of the upcoming annual meeting of the Company's shareholders tentatively planned to be held in May 1997. The Board Letter is attached as Exhibit 1 herein. In addition, the Board Letter makes reference to certain resolutions adopted by the Board after a meeting with representatives of banking regulatory authorities on December 9, 1996. This Board resolution is attached as
Exhibit 2.

     The Board Letter has been distributed to the shareholders by the Company which acted through the Board.
Exhibit 3 provides information regarding the security holdings of the members of the Board.

EXHIBIT 1

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
200 PLANTATION CHASE
ST. SIMONS ISLAND, GEORGIA  31522
TEL. (912) 638-0668
FAX (912) 638-4820

January 3, 1997

Dear Shareholders:

     By now you have likely received the communication from Mr. Junkin and Mr. Lockyer outlining their request for you to execute a card calling a special meeting of shareholders to vote on removal of the Board of Directors or in the alternative to expand the Board to allow them to return to their old jobs. They refer to the Board as the "Whelchel Group". In fact, this so called group is the entire Board of Directors of the company, other than Mr. Junkin and Mr. Lockyer, acting as the Board. They have no support from any directors, other than themselves. This letter is being written at the direction of the Board of Directors of your company.

     The correspondence from Mr. Junkin suggests there is a philosophical difference which lead to his dismissal. The Board never expressed its intent to become a one community bank company and does not now. The Board of Directors supports a strong community bank and operating in areas familiar to the Board and management. We do not support a mortgage lending operation in other parts of the country where we do not understand the market, and that is demonstrated in the explanation below. The Board believes our huge losses must stop, our stock value must increase and expenses must be brought in line. This is not inconsistent with a successful financial services business which your company is now operating and which we intend to expand in a prudent and orderly manner. Other small bank holding companies in Georgia are experiencing record profits and share prices have skyrocketed. Your company is losing money at a time when the environment for financial service companies is the best in decades. The Board felt the direction of the company must be changed.

     The differences with Mr. Junkin and the reasons for his dismissal were based, not on philosophical differences, but upon (1) imprudent use of company funds, (2) failure to consult with or obtain Board approval before taking significant action, (3) expending significant company monies without Board approval, (4) misleading the Board, (5) exposing the company to substantial risks of loss, (6) failing to exercise what the Board considers sound management practices, and (7) failure to control the expenses and losses. These losses have obviously resulted in a decrease in the value of your stock. Monies spent included money each of you invested with expectation for growth in value. Your investment has not grown in the past seven years under Mr. Junkin and Mr. Lockyer. The Board members signing this letter intend to reverse these losses and to make the company profitable. We cite some of the specific problems the Board experienced with these two individuals that lead to our decision.

     Your Board employed Arthur Andersen to investigate the details of some of the transactions and some have been verified so far.

     1. During the years 1995 and 1996, while Mr. Junkin held the office of Chairman and Chief Executive Officer, Arthur Andersen found that GIFH companies paid to Concept Designs, Inc., an interior decorating business located on St. Simons Island, Georgia, for furniture purchased and interior decorating costs, a total of $846,827.50. Concept Designs, Inc. is a company owned in whole or in part, according to information at hand, by a lady with whom Mr. Junkin has a personal relationship. Arthur Andersen found no evidence of competitive bids, alternative proposals from other interior decorating firms or project budgets. For Mr. Junkin's office alone, furniture purchases were made from Concept Designs, Inc. in the amount of $27,781.21. All of these purchases were made while the company's earnings were falling or while the company was losing money. The Board of Directors was not made aware these expenses were being incurred or that competitive bids were not being obtained. We do not believe this was a prudent use of your investment dollars.

     2. In August, 1996, without the approval or knowledge of the Board, Mr. Junkin had First Bank Mortgage Corporation enter into a two-year lease for office space on the third floor of First Federal Plaza, at a cost of $8,000 per month. In addition, and as part of the $846,827.50 expenses previously cited, he had Concept Designs, Inc. furnish and decorate the space at a cost of $186,933.01. At the time this lease was signed, First Bank Mortgage Corporation was losing money. It moved from the St. Simons Island branch bank space which was built exclusively for First Bank Mortgage Corporation eighteen months earlier and where it was costing GIFH nothing. That space in the St. Simons branch is now vacant.

     Your Board of Directors would not have approved the lease, the interior decorating costs or the relocation of the office.

     3.  Prior to the time Mr. Junkin became an employee
of GIFH, and apparently working on his private interests, he directed the company's accountant to add him, his family and his secretary (who was also not employed by GIFH) to the company's group health insurance plan. He further directed that the company pay his entire premium. This the accountant did. After he became an employee of the company, he was eligible for coverage under the company plan. Under that policy, the company would pay part of the premium with the remainder paid by the employee. Mr. Junkin directed the company accountant to pay the entire premium for him and his family, and this was done. The practice of Mr. Junkin, his family, and secretary being provided insurance while not employed by GIFH was found and criticized by the bank's outside auditors. In a meeting with the Board in June, 1993, Mr. Junkin assured the Board this would stop. In fact, this practice continued until he became a paid employee, and then the company paid 100% premiums on his
behalf until his dismissal on October 17, 1996.    All other
employees paid their share of health insurance premiums for themselves and their family.

     Arthur Andersen is reviewing premium payments to determine how much was paid on Mr. Junkin's behalf while he was not an employee and how much was paid on his behalf above what the GIFH policy provided. The Board did not consider use of your investment dollars to pay Mr. Junkin's insurance premiums a proper expense.

     4. Without the consent or approval of the Board of Directors, on March 20, 1996, the company purchased from Mr. Junkin and his partners furniture located in the Holding Company building at a cost of $14,000. Arthur Andersen found no appraisal or independent valuation of this furniture. At the time this furniture was purchased, the Holding Company building was being redecorated by Concept Designs, Inc. at a cost of $174,535.57. After the furniture was purchased from Mr. Junkin and his partners for $14,000, some, if not most of it, was removed and is not now in the possession of the Company. This is, in the opinion of the Board members signing this letter, an abuse of Mr. Junkin's management authority.

     5. Arthur Andersen found that Mr. Junkin and Mr. Lockyer were approving each other's expense accounts. In 1995 and through the date of their removal from office, the Company had reimbursed Mr. Junkin, in addition to his annual salary of $150,000, in excess of $30,000, mostly for meals and travel. This included nine (9) trips to Phoenix for what was identified only as "meeting with shareholders", "meetings with market makers", "GIFH business". Company records show there are only four shareholders in Arizona, of a total of more than 1,000 shareholders. The Board knows of no GIFH business in Arizona, and the Company has no market makers there. With one exception on one visit, no names are given on the reimbursement request which identified any person he saw there. The number of shares owned by Arizona residents are, according to Company records, 8569 shares of total outstanding shares of 2,265,152. These four shareholders own .00378 percent of total shares. This practice of company officials approving each other's personal expense reimbursements and use of company funds in this manner is considered by the Board to be poor business judgment and lends itself to abuse.

     6. The Board of Directors had been assured by the management of First Bank Mortgage Corporation, of which Mr. Junkin was Chairman and Chief Executive Officer, that the risk of FBMC loan losses was limited to the fraud of people with whom the company dealt. The Board learned in the summer of 1996 that First Bank Mortgage Corporation had made loans to a company in Arkansas in an amount in excess of $4,000,000, for which we had no salable collateral from which the loans could be repaid. Also, the Board learned the Arkansas company did not have adequate financial resources to justify such a loan without good collateral. When the Board learned of this, there was in excess of $2,500,000 in such loans outstanding, the loans were past due and the borrower did not have the means to repay the loans. Efforts are ongoing to collect these loans, and there is still approximately $650,000 owed. We do not know how much of this balance is ultimately collectible.

     The Board considers our company extremely fortunate.
Had this Arkansas borrower failed while these loans were at their peak, the company and the bank could have collapsed.

     7. Under the customary procedures for operating banks and financial institutions, an audit committee is established of non-management members of the Board of Directors for the purpose of oversight of management. There is an internal auditor that reports directly to this committee. The purpose of this committee is to be the "eyes and ears" of the company, and to allow the Board direct information on the internal affairs of the company without the information coming from company officers. The auditor of Golden Isles Financial Holdings, Inc. and the Bank advised the committee that Mr. Junkin would give him an agenda for audit committee meetings, and had instructed him not to deviate from that agenda. The audit committee was unable to perform its function under these conditions. This the Board of Directors did not think was proper and it raised suspicions in our minds.

     8. At the stockholders' meeting in May, 1996, Mr. Junkin stated to shareholders that First Bank Mortgage Corporation would make a profit of approximately $500,000 in 1996. At the end of September, 1996, it had lost approximately $500,000. By September 30, 1996, the company was off budget approximately $600,000 and two of the senior management had resigned. Given all these events, including the large past due loan in Arkansas which is still in default, your Board lost confidence in Mr. Junkin's and Mr. Lockyer's ability to make a profit in the mortgage business.

     Mr. Lockyer even voiced his approval of the Board's decision after Mr. Junkin was dismissed. In the days immediately following their removal, Mr. Lockyer told various members of the Board of Directors, and others, that the removal of Mr. Junkin was good for the company, and that he understood that he was brought down by Mr. Junkin's actions. Mr. Lockyer told various members that Mr. Junkin was withholding information from the Board, was giving the Board incorrect information, and had forced him to approve expense reports with which he disagreed under threat of losing his job. He told us he was relieved that this was over, that he could now be his own man again and out from under the control of Mr. Junkin. He further told us that on the previous occasion when a motion was made to relieve Mr. Junkin from his chairmanship, upon which no action was taken, he started to second that motion because he believed Mr. Junkin was bad for the company. Oddly, Mr. Lockyer has now re-affiliated with Mr. Junkin.

     The propriety of the Board's action was again confirmed by action taken by the banking regulators. The State Department of Banking and the Federal Reserve Board were originally scheduled to perform an audit of the Holding Company in January, 1997, but accelerated this audit date to November 4, 1996. After reviewing the operation of the Holding Company, First Bank Mortgage Corporation and First Credit Service Corporation for only two weeks, they requested a meeting with the Board of Golden Isles Financial Holdings, Inc., even though the audit had not been concluded. That meeting was attended by representatives of the State Department of Banking and Finance, the Federal Reserve Bank and the Federal Deposit Insurance Corporation. At the urging from these regulators, your Board of Directors adopted a lengthy resolution which would, among other things, make changes to assure proper Board involvement in the company and bank operations, limit the ability of the company to borrow money, establish and structure internal controls of management and control of company funds, and have the Board report to the regulators on a basis on the progress of implementing the changes and would notify the regulators of all management and Board changes. Banking regulators have the responsibility to oversee the affairs of financial institutions to assure they are operated in a safe and sound manner.

     The company is still sound and well capitalized. Your investment is well protected and we intend to keep it that way. The Board members signing this letter are committed to making the company safe, sound and profitable. We believe this is possible without exceeding reasonable risks and without the huge overhead expense burden we have incurred. This cannot be done, however, without management being accountable to your Board of Directors and to our shareholders. The money which the Board considers was imprudently spent was the money you invested. We do not believe the prior management was sensitive enough to the fact that expenses incurred should be for the benefit of all the shareholders.

     Your Board does not believe it is a wise use of company funds to hold a special shareholders meeting. Our regular shareholders meeting will be held in May, 1997 and at that time our shareholders will have an opportunity to vote for their directors. Our company needs to be addressing the business at hand and not be distracted by a proxy contest at a special meeting and then again at the regular meeting. In May you will have the benefit of the audited financial statements and the first quarter 1997 that should show the results of efforts your Board is taking to right the ship. We would ask that you mark the green card received from Mr. Junkin "WITHHOLD REQUEST". You will receive a notice from the Board which will include a card which you can complete and mail back which revokes your previous request for a meeting, if you have previously mailed in the green card requesting a meeting. We, as a Board, ask that you complete and return the card when it comes to you.


/S/ L. Mac Harden
L. Mac Harden

/s/ Kermit Keenum
Kermit Keenum

/s/ Jimmy D. Veal
Jimmy D. Veal

/s/ Michael D. Hodges
Michael D. Hodges

/s/ Russell C. Jacobs, Jr.
Russell C. Jacobs, Jr.
/s/ J. Thomas Whelchel
J. Thomas Whelchel


EXHIBIT 2


RESOLUTION ADOPTED AT
THE SPECIAL MEETING OF THE BOARD OF DIRECTORS OF
GOLDEN ISLES FINANCIAL HOLDINGS, INC.
ON DECEMBER 9, 1996

After consultation with Federal and State banking regulators, the following resolution was adopted. A motion to adopt the resolution was made by Michael D. Hodges, seconded by L. M. Harden and passed unanimously.

1. Within 30 days from the adoption date of this resolution, the Board will develop and submit to the supervisory authorities a management plan for the parent company and each of its subsidiaries. In developing that plan, the Board will identify the positions considered necessary at each company along with the responsibilities and duties of those positions. The plan must include:

     a. The type and number of management positions needed to manage the affairs of the parent and each subsidiary, including the development of an organizational chart reflecting the management structure;

     b. A clear and concise description of the required level of education, experience, and level of compensation for each management position;

     c. An evaluation of each officer currently serving in a management position to determine whether those individuals possess the ability, education, experience and other qualifications required to perform present and anticipated duties, including establishment and enforcement of sound policies and practices;

     d. Identification and establishment of such Board committees at the parent and at each subsidiary as may be necessary to provide guidance and oversight to active management;

     e. A plan of action to recruit and hire any additional or replacement personnel with the requisite ability, experience, and other qualifications, which the Board deems necessary to fill management positions;

     f. At a minimum, the Board shall review the role of each company's chairman, chief executive officer, chief lending officer, and chief financial officer. One individual may hold more than one position; however, the duties assigned to the combined positions shall not be of such responsibility as to diminish the effectiveness of any one position;

     g. Authorities of each management position and of each Board committee are to be expressly granted by the respective Boards of the companies;

     h. Upon the resignation, termination and/or hiring of any management personnel including Board members, the Board will notify the supervisory authorities of each such event. Such notice will include the information on each individual the Board used in making a decision to hire that person.

2. The Board will review the results or recommendations from the current engagement of Arthur Andersen LLP regarding appropriate internal routine and controls, accounting systems, policies and procedures, internal loan review, internal audit and any other areas and develop appropriate steps or procedures to strengthen noted weaknesses. The results of the Board's review and the Board's review and the Board's plans or procedures to strength [sic] noted weaknesses will be supplied to the supervisory authorities within 30 days.

3. The Board will supply to the supervisory authorities the results, interim and/or final, of any audit, investigation, or review conducted at the parent or any subsidiary, performed in addition to the regular annual independent audit, within 15 days of receipt.

4. After considering the results and recommendations from the current engagement of Arthur Andersen LLP, the Board will review the scope and adequacy of the annual independent audit as performed for the prior year end, and as proposed for 1996, with particular emphasis on the adequacy of the review of internal routine and controls. Based on the results of this review, the Board will take appropriate steps to expand the scope of the proposed 1996 independent audit if necessary to include any of the areas noted in 2 above not covered in the current engagement of Arthur Andersen LLP. The results of the Board's review will be provided to the supervisory authorities within 60 days of the adoption of this resolution.

5. The Board will notify the external auditor in writing that his or her responsibility is to the entire Board and then any findings or recommendations should be made directly to the entire Board.

6. The Board will develop a strategic plan for the parent and each subsidiary covering a three to five year period. These plans will be supported by annual business plans that include an annual budgeting process including projected balance sheets. This budget must take into account the maintenance of adequate liquidity, adequate capital, and adequate reserves for loan loss in the bank and in the consolidated entity. Debt service requirements must be reflected as well. The strategic plan and the 1997 business plan and budget will be submitted to the supervisory authorities for review as soon as possible, but no later than January 31, 1997.

7. The parent and each of its subsidiaries will charge off the assets reflected as Loss on the agenda presented to the Board on December 9, 1996. The Board also commits to immediately charge off any other losses that come to its attention through any supervisory authority examination or inspection, any internal or external audit, or in any other manner. In addition, each entity will make provisions to the respective loan loss reserve accounts to bring them to adequacy before December 31, 1996.

8. The Board will further undertake to assure that the parent's and each subsidiary's books are stated in accordance with generally accepted accounting principals by December 31, 1996. Specifically, the Board will conduct a review, either independently or through the scope of the 1996 independent audit, of the assets and lease obligations of the various companies to locate any improperly capitalized expenses, and to determine that assets and liabilities are properly booked.

9. The Boards of the parent and of the bank subsidiary will not declare or pay any cash or property dividend or any other form of capital distribution without the prior written consent of the supervisory authorities.

10. The parent will not incur any addition debt after this resolution is adopted without prior notification to the supervisory authorities. Such notification must occur at least 15 days prior to the date on which the company wishes to incur the additional debt. Additional debt does not include draws on existing debt arrangements. Any debt incurred or renewed between November 15, 1996 and the date of adoption of this resolution will be immediately reported to the supervisory authorities.

11. The company will not reduce its capital by purchasing or redeeming treasury stock without prior notification to the supervisory authorities. Such notification must occur at least 15 days prior to the date on which the company wishes to purchase or redeem the stock.

12. The Board will review its obligations with respect to reporting suspicious activity and will file all Suspicious
Activity Reports as required. This item is intended to cover any matters currently known or that become known to the Board.

13. Beginning 30 days from the date of adoption and every 30 days thereafter, the Board will report progress on each item of this resolution to the supervisory authorities.
Each progress report will include copies of any correspondence from Golden Isles Financial Holdings, Inc. to the Securities and Exchange Commission and/or to the company's shareholders.


EXHIBIT 3

SECURITY OWNERSHIP OF DIRECTORS

     The following table sets forth share ownership information as of April 1, 1996, with respect to the members of the Board of Directors. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. The determinations of "beneficial ownership" of the Company's Common Stock are based upon responses to Company inquiries which cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Such Rule provides that shares shall be deemed so owned where a person has, either solely or in conjunction with others, the power to vote or direct the voting of shares and/or the power to dispose, or to direct the disposition of shares; or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of       Number of Shares   Percentage
Participant

L. McRee Harden (1)       19,385       0.87%
P.O. Box 2369
Darien, Georgia 31305

Michael D. Hodges (2)     38,764       1.6%
207 Dunbarton Dr.
St. Simons Island, GA  31522

Russell C. Jacobs, Jr.(3) 16,763       0.7%
211 Suburban Drive
Brunswick, GA  31520

Gregory S. Junkin (4)     105,653      4.5%(9)
P.O. Box 30297
Sea Island, GA  31522

C. Kermit Keenum (5)      16,545       0.7%
100 Old Mountain Road
Powder Springs, GA  30073

Paul D. Lockyer (6)       66,581       2.8%(9)
311 Dunbardon Drive
St. Simons Island, GA  31522

Jimmy D. Veal (7)         81,898       3.4%
711 Beachview Drive
Jekyll Island, GA  31527

J. Thomas Whelchel (8)    31,740       1.4%
5 Glynn Avenue
Brunswick, GA  31520



(1) Includes 1,250 shares owned by his wife for which he disclaims beneficial ownership. Also includes the right to acquire 1,385 shares pursuant to vested options.

(2) Includes the right to acquire 30,124 shares pursuant to vested options.

(3) Includes the right to acquire 1,263 shares pursuant to vested options.

(4) Includes the right to acquire 4,044 shares pursuant to Class A Warrants, and 1,500 shares pursuant to vested options and 17,500 shares which he holds as nominee for Mr. Scott Junkin and as to which he does not have dispositive power.

(5) Includes the right to acquire 1,045 shares pursuant to vested options.

(6) Includes the right to acquire 46,981 shares pursuant to vested options.

(7) Includes 9,125 shares owned as custodian for his son, Daniel D. Veal, 9,125 shares as custodian for his son, Zachary T. Veal, both under the Uniform Gifts to
     Minors Act, and 1,958 shares pursuant to vested options.

(8) Includes 25 shares owned by Mr. Whelchel's daughter for which he disclaims beneficial ownership, and 1,390 shares pursuant to vested options.

(9)  Since April 1, 1996, the total number of outstanding
     Shares has increased to 2,344,302. The percentage ownership for Mr. Junkin and Mr. Lockyer set forth below is calculated on the basis of 2,344,302 outstanding Shares.